Exhibit 99.1

Werner Enterprises, Inc.	Contact:	Nathan Meisgeier
14507 Frontier Road P.O. Box 45308		Executive Vice President and Chief Legal Officer
Omaha, NE 68145		(402) 894-3193

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES ANNOUNCES RECENT SETTLEMENT OF MOTOR VEHICLE ACCIDENT LAWSUIT

Werner Enterprises, Inc. (Nasdaq: WERN), one of the nation’s largest transportation and logistics companies, announced the recent $150M settlement of a motor vehicle accident lawsuit in Texas.

In May 2020, a passenger vehicle traveling on Interstate 30 near Sulphur Springs, Texas, stopped in the travel lane of the highway at approximately 5:00 a.m. Three adults walked away from the vehicle, leaving two children inside. Shortly thereafter, a Werner truck (traveling below the speed limit) struck the parked vehicle. The two children tragically died in the resulting collision. The investigating officers placed no fault on Werner or its driver, and one of the adults from the passenger vehicle was criminally charged in connection with the deaths of the children. The parents of the children subsequently filed a lawsuit against Werner and its driver. Out of respect for the family, Werner is not publicly disclosing the names of the individuals involved.

Werner disputes the plaintiffs’ allegations but chose to voluntarily resolve this matter by settlement. “The circumstances of this tragic accident were set in motion by the decision to park a vehicle on a highway in the lane of travel, as indicated in the investigating officer’s report,” said Werner’s Chief Legal Officer Nathan Meisgeier. “Nonetheless, corporate defendants are facing ‘nuclear verdicts’ in courtrooms across the country, including in Texas. Werner believes it prudent to resolve this case, to bring closure for the family affected by this tragic accident and to protect Werner, its employees, and its shareholders. Our sincere prayers and condolences remain with the family.” The settlement will be funded by Werner and its insurance companies.

“Werner’s company motto is ‘Nothing we do is worth getting hurt or hurting others,’ and we will continue to operate with our safety focus each and every day,” Meisgeier said.

About Werner Enterprises

Werner Enterprises, Inc. delivers superior truckload transportation and logistics services to customers across the United States, Mexico and Canada. With 2021 revenues of $2.7 billion, an industry-leading modern truck and trailer fleet, nearly 14,000 talented associates and our innovative Werner EDGE technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. As an industry leader, Werner is deeply committed to promoting sustainability and supporting diversity, equity and inclusion.

Werner Enterprises, Inc. - Release of July 28, 2022

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequently filed Quarterly Reports on Form 10-Q. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission (“SEC”), through the issuance of press releases or by other methods of public disclosure.